Product Supplement No. STOCK LIRN-2 (To Prospectus dated March 30, 2012 and Series L Prospectus Supplement dated March 30, 2012) April 20, 2012	Filed Pursuant to Rule 424(b)(5) Registration No. 333-180488

Leveraged Index Return Notes® “LIRNs®” Linked to One or More Equity Securities

•	LIRNs are unsecured senior notes issued by Bank of America Corporation. LIRNs are not principal protected, and we will not pay interest on LIRNs. Payments on the LIRNs are subject to our credit risk.

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This product supplement describes the general terms of LIRNs and the general manner in which they may be offered and sold. For each offering of LIRNs, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

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The term sheet will also identify the underlying “Market Measure,” which, unless otherwise specified in the applicable term sheet, will be a common equity security (the “Underlying Stock”) issued by a company other than Bank of America Corporation and its affiliates. The Market Measure may also consist of a “Basket” of two or more Underlying Stocks.

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At maturity, you will receive a cash payment per unit (the “Redemption Amount”) based upon the direction of and percentage change in the value of the applicable Market Measure from the Starting Value to the Ending Value (each as defined below), calculated as described in this product supplement. If specified in the applicable term sheet, your LIRNs may be “Capped LIRNs,” in which case the Redemption Amount will not exceed a specified cap (the “Capped Value”).

•	Unless the applicable term sheet provides otherwise:

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If the Ending Value is greater than the Starting Value, then you will receive at maturity a Redemption Amount per LIRN equal to the Original Offering Price plus the product of (i) the Original Offering Price, (ii) the Participation Rate (as defined below), and (iii) the percentage increase of the Market Measure from the Starting Value to the Ending Value, provided that in the case of Capped LIRNs, the Redemption Amount will not exceed the Capped Value.

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If the Ending Value is equal to or less than the Starting Value but is equal to or greater than the “Threshold Value” (as defined below), then you will receive at maturity a Redemption Amount per LIRN equal to the Original Offering Price.

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If the Ending Value is less than the Threshold Value, then you will receive at maturity a Redemption Amount per LIRN equal to the Original Offering Price minus the product of (i) the Original Offering Price, and (ii) the percentage decrease of the Market Measure in excess of the Threshold Value.

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LIRNs will be issued in denominations of whole units. Each unit will have an “Original Offering Price” as set forth in the applicable term sheet. We may set the Threshold Value, the Participation Rate and/or the Capped Value, if applicable, on the pricing date of the LIRNs, which will be the date the LIRNs are priced for initial sale to the public. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

•	One or more of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), may act as our selling agents to offer LIRNs.

LIRNs are unsecured and are not savings accounts, deposits, or other obligations of a bank. LIRNs are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of LIRNs should consider the information in “Risk Factors” beginning on page S-8. You may lose some or all of your investment in LIRNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

“Leveraged Index Return Notes®” and LIRNs® are our registered service marks.

SUMMARY

This product supplement relates only to LIRNs and does not relate to any Underlying Stock described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand LIRNs. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your LIRNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any LIRNs. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in LIRNs, to determine whether an investment in LIRNs is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any LIRNs.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling agent is making an offer to sell LIRNs in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

What are LIRNs?

LIRNs are senior unsecured debt securities issued by Bank of America Corporation, and are not guaranteed or insured by the FDIC or secured by collateral. LIRNs will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on LIRNs, including any repayment of principal, will be subject to our credit risk. Each series of LIRNs will mature on the date set forth in the applicable term sheet. We cannot redeem LIRNs at any earlier date, except under limited circumstances described in this product supplement. We will not make any payments on LIRNs until maturity. LIRNs are not principal protected.

LIRNs are designed for investors who are seeking exposure to a specific Market Measure and who anticipate that the value of the Market Measure will increase over the term of LIRNs. The applicable term sheet may provide that your LIRNs are Capped LIRNs, which are subject to a Capped Value. Capped LIRNs are designed for investors who anticipate that such increase will be moderate and who are willing to accept a return that will not exceed the return represented by the Capped Value. Investors in LIRNs must be willing to forgo interest payments on their investment, such as fixed or floating interest rates paid on conventional non-callable debt securities, and bear the risk of loss of all or substantially all of their investment.

Are LIRNs equity or debt securities?

LIRNs are our senior debt securities and are not secured by collateral. However, LIRNs will differ from traditional debt securities in that their return is linked to the performance of the applicable Market Measure, and they are not principal protected. In addition, you will not receive interest payments. At maturity, instead of receiving the Original Offering Price of your LIRNs, you may receive an amount that is greater than or less than the Original Offering Price, depending upon the performance of the Market Measure over the term of the LIRNs. We describe below how this amount at maturity is determined.

Is it possible for you to lose some or all of your investment in LIRNs?

Yes. You will receive at maturity a Redemption Amount that is less than the Original Offering Price of your LIRNs if the Ending Value is less than the Threshold Value.

The Redemption Amount you will receive at maturity per LIRN will be equal to the Original Offering Price minus the product of (i) the Original Offering Price and (ii) the percentage decrease of the Market Measure in excess of the Threshold Value. In no event will the Redemption Amount be less than zero.

You should carefully review the applicable term sheet to determine the extent to which your principal is at risk. Further, if you sell your LIRNs prior to maturity, you may find that the market value per LIRN is less than the Original Offering Price.

What is the Market Measure?

The Market Measure will consist of the common equity securities (the “Underlying Stock”) of a company (the “Underlying Company”) represented either by a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by American Depositary Receipts (“ADRs”).

If so specified in the applicable term sheet, the Market Measure may consist of a group, or “Basket,” of Underlying Stocks. We refer to each Underlying Stock included in any Basket as a “Basket Stock.” If your LIRNs are linked to a Basket, the Basket Stocks will be set forth in the applicable term sheet.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of the future performance of the Market Measure or the performance of your LIRNs.

How is the Redemption Amount calculated?

At maturity, subject to our credit risk as issuer of LIRNs, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of LIRNs that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The Redemption Amount will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

Original Offering Price +	(	Original Offering Price × Participation Rate ×	(	Ending Value - Starting Value	))
Starting Value

If provided for in the applicable term sheet, your LIRNs may be Capped LIRNs, in which case, the Redemption Amount will not exceed a “Capped Value” determined on the pricing date and set forth in the applicable term sheet.

•	If the Ending Value is equal to or less than the Starting Value but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

Original Offering Price -	(	Original Offering Price ×	(	Threshold Value - Ending Value	))
Starting Value

The “Threshold Value” is a value of the Market Measure that reflects a specified percentage of the Starting Value, and will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. The Redemption Amount per LIRN will be less than the Original Offering Price if the Ending Value is less than the Threshold Value. As a result, if the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for LIRNs will be less than the Original Offering Price if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value.

The “Participation Rate” represents the extent to which the upside performance of the LIRNs is affected by the upside performance of the Market Measure. The Participation Rate may be equal to, or greater than 100%. The Participation Rate applicable to your LIRNs will be set forth in the applicable term sheet. If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

How will the Starting Value and the Ending Value be determined?

The “Starting Value” will be the price of the Underlying Stock determined as set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the “Starting Value” will be equal to 100. We will assign each Basket Stock a weighting (the “Initial Component Weight”) so that each Basket Stock represents a percentage of the Starting Value on the pricing date. We may assign each Basket Stock equal Initial Component Weights, or we may assign each Basket Stock unequal Initial Component Weights. The Initial Component Weight for each Basket Stock will be set forth in the applicable term sheet. See “Description of LIRNs—Basket Market Measures.”

Unless otherwise specified in the applicable term sheet, for LIRNs linked to a single Underlying Stock, the “Ending Value” will be the average of the Closing Market Prices (as defined below) of the Underlying Stock multiplied by its Price Multiplier (as defined below) on each of a certain number of calculation days during the Maturity Valuation Period (each as defined below).

If the Market Measure to which your LIRNs are linked consists of a Basket, the “Ending Value” of the Basket will be the average of the closing level of the Basket on one or more calculation days during the “Maturity Valuation Period.”

In the event that a Market Disruption Event occurs and is continuing on a calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of LIRNs—The Starting Value and the Ending Value.”

A “calculation day” means any trading day (as defined below) during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

The “Maturity Valuation Period” means the period shortly before the maturity date, the timing and length of which will be set forth in the applicable term sheet.

Is the return on LIRNs limited in any way?

If your LIRNs are Capped LIRNs, the applicable term sheet will specify a Capped Value. Each Capped LIRN will pay a Redemption Amount at maturity that will not exceed the Capped Value, and your investment return, if any, will be limited to the return represented by the Capped Value.

For example, if the Participation Rate is 200% for Capped LIRNs, you will only receive the full benefit of two times the upside potential of the applicable Market Measure if the value of the Market Measure increases, but does not increase by more than 50% (one-half) of the return represented by the Capped Value.

Each term sheet will set forth examples of hypothetical Ending Values and Threshold Values, and the impact of the Participation Rate and the Capped Value, if applicable.

Who will determine the Redemption Amount?

The calculation agent will make all the determinations associated with the LIRNs, such as determining the Starting Value, the Threshold Value, the Ending Value, and the Redemption Amount. Unless otherwise set forth in the applicable term sheet, we will appoint our affiliate, MLPF&S, or one of our other affiliates, to act as calculation agent for the LIRNs. See the section entitled “Description of LIRNs—Role of the Calculation Agent.”

Will you have an ownership interest in any of the Underlying Stocks?

No. An investment in LIRNs does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions, in any Underlying Stocks. LIRNs will be payable only in U.S. dollars.

Who are the selling agents for LIRNs?

One or more of our affiliates, including MLPF&S, will act as our selling agents in connection with each offering of LIRNs and will receive a commission or an underwriting discount based on the number of units of LIRNs sold. None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase LIRNs. You should make your own investment decision regarding LIRNs after consulting with your legal, tax, and other advisors.

How are LIRNs being offered?

We have registered LIRNs with the SEC in the United States. However, we will not register LIRNs for public distribution in any jurisdiction other than the United States. The selling agents may solicit offers to purchase LIRNs from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution—Selling Restrictions” in the prospectus supplement.

Will LIRNs be listed on an exchange?

Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

Can the maturity date be postponed if a Market Disruption Event occurs?

No. See the section entitled “Description of LIRNs—Market Disruption Events.”

Does ERISA impose any limitations on purchases of LIRNs?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of LIRNs unless that plan or entity has determined that its purchase, holding, or disposition of LIRNs will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing LIRNs will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in LIRNs is subject to risk. LIRNs are not principal protected. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-5 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any LIRNs.

RISK FACTORS

Your investment in LIRNs entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase LIRNs should be made only after carefully considering the risks of an investment in LIRNs, including those discussed below, with your advisors in light of your particular circumstances. LIRNs are not an appropriate investment for you if you are not knowledgeable about significant elements of LIRNs or financial matters in general.

General Risks Relating to LIRNs

Your investment may result in a loss; there is no guaranteed return of principal. LIRNs are not principal protected. In addition, LIRNs do not pay interest. There is no fixed repayment amount of principal on LIRNs at maturity. If the Ending Value is less than the Threshold Value, then the Redemption Amount will be an amount in cash that reflects the percentage decrease of the Market Measure in excess of the Threshold Value, and it will be less than the Original Offering Price of your LIRNs. As a result, depending on the performance of the Market Measure, you may lose all or a substantial portion of your investment. You should carefully review the applicable term sheet to determine the extent to which your principal is at risk, and whether an investment in LIRNs is appropriate in light of the amount of your investment that you are prepared to place at risk.

Your yield may be less than the yield on a conventional debt security of comparable maturity. There will be no periodic interest payments on LIRNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any yield that you receive on LIRNs, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in LIRNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your return on Capped LIRNs, if any, may be limited to the return represented by the Capped Value. Any positive return on LIRNs is based on the increase in the Market Measure. However, the applicable term sheet may provide that your LIRNs are Capped LIRNs, in which case you will not receive a Redemption Amount that is greater than the Capped Value. In other words, your opportunity to participate in possible increases in the value of the Market Measure through an investment in the Capped LIRNs will be limited to the return represented by the Capped Value set forth in the applicable term sheet.

Your investment return may be less than a comparable investment directly in the Market Measure. The applicable term sheet may provide that your LIRNs are Capped LIRNs, in which case, the appreciation potential of Capped LIRNs is limited to the return represented by the applicable Capped Value. In contrast, a direct investment in the Market Measure would allow you to receive the full benefit of any appreciation in the value of the Market Measure.

Your return on the LIRNs, if any, will not reflect the return you would realize if you actually owned those shares of the Underlying Stocks because, unless otherwise set forth in the applicable term sheet, the Ending Value will be calculated without taking into consideration the value of dividends paid or distributions made on those Underlying Stocks, or any other rights with respect to those Underlying Stocks.

Payments on the LIRNs are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the LIRNs. LIRNs are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date. This will be the case even if the value of the Market Measure increases after the pricing date. No assurance can be given as to what our financial condition will be on the maturity date. If we default upon our financial obligations, you may not receive the amounts payable under the terms of the LIRNs.

Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in our credit spreads prior to the maturity date may adversely affect the market value of LIRNs. However, because your return on LIRNs depends upon factors in addition to our ability to pay our obligations, such as the value of the applicable Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to LIRNs.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in the applicable Underlying Stock or Underlying Stocks, as the case may be, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Underlying Stocks from multiple sources, and you should not rely on the views expressed by our affiliates.

We have included in the terms of the LIRNs the costs of developing, hedging, and distributing them, and the price, if any, at which you may sell the LIRNs in any secondary market transaction will likely be lower than the public offering price due to, among other things, the inclusion of these costs. In determining the economic terms of the LIRNs, and consequently the potential return on the LIRNs to you, a number of factors are taken into account. Among these factors are certain costs associated with developing, hedging, and offering the LIRNs. In addition to the underwriting discount, the applicable public offering price may include a hedging related charge, which reflects an estimated profit earned by one of our affiliates from the hedging related transactions associated with the LIRNs. In entering into the hedging arrangement for the LIRNs, we seek competitive terms and may enter into hedging transactions with one of our affiliates. All of these charges related to the LIRNs reduce the economic terms of the LIRNs.

Assuming there is no change in the value of the applicable Market Measure and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your LIRNs in a secondary market transaction is expected to be lower than the public offering price due to, among other things, the inclusion of these costs and the costs of unwinding any related hedging.

The quoted price of any of our affiliates for LIRNs could be higher or lower than the applicable public offering price.

We cannot assure you that a trading market for your LIRNs will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list LIRNs on any securities exchange. Even if an application were made to list your LIRNs, we cannot assure you that the application will be approved or that your LIRNs will be listed and, if listed, that they will remain listed for the entire term of LIRNs. We cannot predict how LIRNs will trade in the secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of LIRNs on any securities exchange will not necessarily ensure that a trading market will develop for LIRNs, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for LIRNs will depend on our financial performance and other factors, including changes in the value of the Market Measure. The number of potential buyers of your LIRNs in any secondary market may be limited. We anticipate that one or more of the selling agents will act as a market-maker for LIRNs that it offers, but none of them is required to do so. Any such selling agent may discontinue its market-making activities as to any series of LIRNs at any time. To the extent that a selling agent engages in any market-making activities, it may bid for or offer any series of LIRNs. Any price at which a selling agent may bid for, offer, purchase, or sell any LIRNs may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those LIRNs might otherwise trade in the market.

In addition, if at any time the applicable selling agent were to cease acting as a market-maker as to any series of LIRNs, it is likely that there would be significantly less liquidity in a secondary market. In such a case, the price at which those LIRNs could be sold likely would be lower than if an active market existed.

The Redemption Amount will not reflect changes in the value of the Market Measure prior to the Maturity Valuation Period or calculation day. Changes in the value of the Market Measure during the term of LIRNs before the applicable Maturity Valuation Period will not be reflected in the Redemption Amount. The calculation agent will calculate the Redemption Amount by comparing only the Starting Value to the Ending Value or the Threshold Value, as applicable. No other values of the Market Measure will be taken into account. As a result, you may receive a Redemption Amount that is less than the Original Offering Price of your LIRNs, even if the value of the Market Measure has increased at certain times during their term before decreasing to a value below the Threshold Value during the Maturity Valuation Period.

If the Market Measure to which your LIRNs are linked is a Basket, changes in the value of one or more of the Basket Stocks may be offset by changes in the value of one or more of the other Basket Stocks. The Market Measure of your LIRNs may consist of a Basket. In that case, a change in the values of one or more of the Basket Stocks may not correlate with changes in the values of one or more of the other Basket Stocks. The values of one or more Basket Stocks may increase, while the values of one or more of the other Basket Stocks may not increase as much, or may even decrease. Therefore, in calculating the value of the Market Measure as of any time, increases in the value of one Basket Stock may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other Basket Stocks. If the weightings of the applicable Basket Stocks are not equal, changes in the values of the Basket Stocks which are more heavily weighted could have a disproportionately adverse impact upon your LIRNs.

If you attempt to sell LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your LIRNs redeemed prior to maturity. If you wish to liquidate your investment in LIRNs prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your LIRNs or no market at all. Even if you were able to sell your LIRNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of LIRNs from a change in a specific factor, assuming all other conditions remain constant.

•	Value of the Market Measure. Because the Redemption Amount is tied to the Ending

Value, determined by reference to the values of the Market Measure during the Maturity Valuation Period, we anticipate that the market value of LIRNs at any time generally will depend to a significant extent on the value of the Market Measure. The value of the Market Measure will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the applicable Underlying Stocks are traded, and the market segments of which these Underlying Stocks are a part. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your LIRNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined. If you sell your LIRNs when the value of the Market Measure is less than, or not sufficiently above the applicable Starting Value, then you may receive less than the Original Offering Price of your LIRNs. In general, the market value of LIRNs will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases or decreases, the market value of LIRNs is not expected to increase or decrease at the same rate. In addition, if your LIRNs are Capped LIRNs, the Redemption Amount will not exceed the applicable Capped Value, and we do not expect that the Capped LIRNs will trade in any secondary market above that Capped Value.

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Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of your LIRNs may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of your LIRNs. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of LIRNs.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets generally, may affect the value of the Market Measure and the value of the LIRNs.

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Interest Rates. We expect that changes in interest rates will affect the market value of LIRNs. In general, if U.S. interest rates increase, we expect that the market value of LIRNs will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of LIRNs will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the LIRNs. The level of prevailing interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Market Measure.

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Dividend Yields. In general, if the cumulative dividend yield on an Underlying Stock increases, we anticipate that the market value of LIRNs will decrease; conversely, if the dividend yield on an Underlying Stock decreases, we anticipate that the market value of your LIRNs will increase.

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Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the LIRNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the LIRNs. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the LIRNs.

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Time to Maturity. There may be a disparity between the market value of the LIRNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the LIRNs will approach the expected Redemption Amount to be paid at maturity.

Purchases and sales by us and our affiliates may affect your return. We and our affiliates may from time to time buy or sell shares of the applicable Underlying Stock or Underlying Stocks, or futures or options contracts on those Underlying Stocks for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under LIRNs. These transactions could affect the value of those Underlying Stocks in a manner that could be adverse to your investment in LIRNs. Any purchases or sales by us, our affiliates or others on our behalf on or before the applicable pricing date may temporarily increase or decrease the value of the applicable Underlying Stock or Underlying Stocks. Consequently, the values of those Underlying Stocks may change subsequent to the pricing date of an issue of LIRNs, affecting the value of the Underlying Stocks and therefore the market value of LIRNs.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the applicable Underlying Stock or Underlying Stocks that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell shares of the Underlying Stocks or related futures or options contracts for our own accounts, for business reasons, or in connection with hedging our obligations under LIRNs. We also may issue, or our affiliates may underwrite, other financial instruments with returns based upon the applicable Market Measure. These trading and underwriting activities could affect the Market Measure in a manner that would be adverse to your investment in LIRNs.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date. We may seek competitive terms in entering into the hedging arrangements for LIRNs, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may enter into these transactions on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under LIRNs. This hedging activity could increase the value of the Market Measure on the applicable pricing date.

In addition, from time to time during the term of each series of LIRNs and in connection with the determination of the Ending Value, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of a particular series of LIRNs. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of LIRNs increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in LIRNs and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the Market Measure or secondary trading in your LIRNs, could be adverse to your interests as a beneficial owner of LIRNs.

Our hedging activities may affect your return on the LIRNs and their market value. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the value of the Market Measure. Accordingly, our hedging activities may increase or decrease the market value of your LIRNs during the Maturity Valuation Period and the applicable Redemption Amount. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in LIRNs. We or any of our affiliates, including MLPF&S, may hold or resell LIRNs. Although we have no reason to believe that any of those activities will have a material impact on the value of the Market Measure, we cannot assure you that these activities will not affect the value of the Market Measure and the market value of your LIRNs prior to maturity or the Redemption Amount.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for LIRNs and, as such, will determine the Starting Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our affiliate’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred or if certain corporate events occur relating to any of the Underlying Stocks. See the sections entitled “Description of LIRNs—Market Disruption Events” and “—Anti-Dilution Adjustments.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of LIRNs are uncertain, and may be adverse to a holder of LIRNs. No statutory, judicial, or administrative authority directly addresses the characterization of LIRNs or securities similar to LIRNs for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in LIRNs are not certain. Under the terms of LIRNs, you will have agreed with us to treat LIRNs as single financial contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for LIRNs, the timing and character of gain or loss with respect to LIRNs may differ. No ruling will be requested from the IRS with respect to LIRNs and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in LIRNs.

Risks Relating to the Underlying Stock

You will have no rights as a securityholder, you will have no rights to receive shares of any Underlying Stock, and you will not be entitled to dividends or other distributions by any Underlying Company. The LIRNs are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the LIRNs will not make you a holder of shares of any Underlying Stock. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on your LIRNs may not reflect the return you would realize if you actually owned shares of the Underlying Stock and received the dividends paid or other distributions made in connection with them. This is because the calculation agent will calculate the Redemption Amount by reference to the Ending Value and the Threshold Value.

Your LIRNs will be paid in cash and you have no right to receive delivery of shares of any Underlying Stock.

If the Underlying Company is listed on a foreign exchange, your return may be affected by factors affecting international securities markets. An Underlying Stock (or the common equity securities underlying an ADR) may be listed on a non-U.S. stock exchange, in addition to its U.S. listing. Therefore, the return on your LIRNs will be affected by factors affecting the value of securities in the relevant non-U.S. markets. The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

Unless otherwise set forth in the applicable term sheet, we do not control any Underlying Company and are not responsible for any disclosure made by any other company. We currently, or in the future, may engage in business with one or more of the Underlying Companies. However, neither we nor any of our affiliates, including the selling agents, have the ability to control the actions of any of these companies or assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies. You should make your own investigation into the Underlying Stocks and the Underlying Companies.

Our business activities relating to the Underlying Company may create conflicts of interest with you. We and our affiliates, including the selling agents, at the time of any offering of the LIRNs or in the future, may engage in business with the Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, we or our affiliates may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the LIRNs. Any of these activities may affect the value of the Underlying Stock and, consequently, the market value of the LIRNs. We, or our affiliates, do not make any representation to any purchasers of the LIRNs regarding any matters whatsoever relating to the Underlying Company. Any prospective purchaser of the LIRNs should undertake an independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision regarding an investment in the LIRNs. The selection of a company as an Underlying Company does not reflect any investment recommendations from us or our affiliates.

The Underlying Company will have no obligations relating to the LIRNs and we will not perform any due diligence procedures with respect to the Underlying Company. Neither we nor any selling agent will control the Underlying Company, and the Underlying Company will not have authorized or approved the LIRNs in any way. Furthermore, the Underlying Company will not have any financial or legal obligation with respect to the LIRNs or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason. The Underlying Company will not receive any of the proceeds from any offering of the LIRNs, and will not be responsible for, or participate in, the offering of the LIRNs. No Underlying Company will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of the LIRNs.

Neither we nor any selling agent will conduct any due diligence inquiry with respect to any Underlying Stock in connection with an offering of the LIRNs. Neither we nor any selling agent makes any representation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of any Underlying Stock. Any prospective purchaser of the LIRNs linked to an Underlying Stock should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the LIRNs.

The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Company. The Price Multiplier, Ending Value, and Redemption Amount may be adjusted for the specified corporate events affecting the Underlying Stock, as described in the section entitled “Description of LIRNs—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amount paid to you at maturity may adversely affect the determination of the Closing Market Price of the Underlying Stock, the Ending Value and the Redemption Amount, and, as a result, the market value of the LIRNs.

Risks Relating to Underlying Stocks that Are ADRs

The value of an ADR may not accurately track the value of the common shares of the related Underlying Company. If the Underlying Stock is an ADR, each share of that Underlying Stock will represent shares of the relevant Underlying Company. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. Trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Exchange rate movements may adversely impact the value of an Underlying Stock that is an ADR. If an Underlying Stock is an ADR, the market price of the Underlying Stock will generally track the U.S. dollar value of the market price of the underlying common shares. Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of the Underlying Stock may decrease while the market price of the underlying common shares remain stable or increase, or does not decrease to the same extent. As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have a negative impact on the value of the Underlying Stock and consequently, the value of your LIRNs.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of an Underlying Stock that is an ADR. Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the value of such ADRs and, consequently, the value of your LIRNs linked to such ADRs.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing LIRNs.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of LIRNs for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under LIRNs.

DESCRIPTION OF LIRNS

General

Each series of LIRNs will be part of a series of medium-term notes entitled “Medium-Term Notes, Series L” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of LIRNs supplements the description of the general terms and provisions of the LIRNs and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each series of LIRNs will be set forth in the applicable term sheet. The LIRNs will mature on the date set forth in the applicable term sheet. We cannot otherwise redeem LIRNs prior to the maturity date, except as described below under “—Anti-Dilution Adjustments—Reorganization Events.”

We will not pay interest on LIRNs.

LIRNs are not principal protected.

Prior to the applicable maturity date, LIRNs are not repayable at the option of any holder. LIRNs are not subject to any sinking fund.

We will issue LIRNs in denominations of whole units, each with a specified Original Offering Price. The CUSIP number for each series of LIRNs will be set forth in the applicable term sheet. You may transfer LIRNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of LIRNs, and unless the applicable term sheet provides otherwise, you will receive a Redemption Amount per unit of LIRNs that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The Redemption Amount will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

Original Offering Price +	(	Original Offering Price × Participation Rate ×	(	Ending Value - Starting Value	))
Starting Value

If provided for in the applicable term sheet, your LIRNs may be Capped LIRNs, in which case, the Redemption Amount will not exceed a Capped Value determined on the pricing date and set forth in the applicable term sheet.

•	If the Ending Value is equal to or less than the Starting Value but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

Original Offering Price -	(	Original Offering Price ×	(	Threshold Value - Ending Value	))
Starting Value

The “Threshold Value” is a value of the Market Measure that reflects a specified percentage of the Starting Value which will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. The Redemption Amount per LIRN will be less than the Original Offering Price if the Ending Value is less than the Threshold Value. As a result, if the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for LIRNs will be less than the Original Offering Price if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value.

The “Participation Rate” represents the extent to which the upside performance of the LIRNs is affected by the upside performance of the Market Measure. The Participation Rate may be less than, equal to, or greater than 100%. The Participation Rate applicable to your LIRNs will be set forth in the applicable term sheet. If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Determining the Starting Value and the Ending Value

The Starting Value

The “Starting Value” of an Underlying Stock will be the price of the Underlying Stock determined as set forth in the applicable term sheet.

If the Market Measure to which your LIRNs are linked consists of a Basket, the “Starting Value” of the Market Measure will be set equal to 100. See “—Basket Market Measures.”

The Ending Value

The “Ending Value” of an Underlying Stock to which your LIRNs are linked, unless otherwise specified in the applicable term sheet,” will be determined by the calculation agent and will equal the average of the Closing Market Prices of the Underlying Stock multiplied by its Price Multiplier determined on each of a certain number of calculation days, which may be one or more, during the Maturity Valuation Period. The timing and exact number of calculation days in the Maturity Valuation Period will be set forth in the applicable term sheet. The “Price Multiplier” will be set forth in the applicable term sheet and will be subject to adjustment for certain corporate events relating to an Underlying Stock described below under “—Anti-Dilution Adjustments.”

A “calculation day” means any trading day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

The “Maturity Valuation Period” means the period shortly before the maturity date, the timing and length of which will be set forth in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, a “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), The NASDAQ Stock Market (the

“NASDAQ”), the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “Closing Market Price” means:

(A)	If the Underlying Stock is listed or admitted to trading on a national securities exchange in the United States that is registered under the Exchange Act (“registered national securities exchange”), is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., or is quoted on a U.S. quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any trading day means for one share of the Underlying Stock (or any other security for which a Closing Market Price must be determined for purposes of the LIRNs):

a.	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

b.	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other U.S. quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

c.	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other U.S. quotation medium or inter-dealer quotation system, then the Closing Market Price shall be the arithmetic mean of the bid prices on that day from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the shares of the Underlying Stock (or any other security for which a Closing Market Price must be determined for purposes of the LIRNs) on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Market Price shall be determined by the calculation agent in its sole discretion and reasonable judgment.

(B)	If the Underlying Stock is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other U.S. quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any trading day means, for one share of the Underlying Stock, the U.S. dollar equivalent of the last reported sale price (as determined by the calculation agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that trading day, as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)	If the Underlying Stock is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other U.S. quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the calculation agent in its sole discretion) of the last available sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

The “Price Multiplier” for each Underlying Stock will be set forth in the applicable term sheet and will be subject to adjustment for certain corporate events relating to the Underlying Stock described below under “—Anti-Dilution Adjustments.”

If the Market Measure to which your LIRNs are linked consists of a Basket, the “Ending Value” of the Basket will be determined as set forth in the section entitled “—Basket Market Measures.”

Market Disruption Events

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the value of the Market Measure for such non-calculation day, and as a result, the Ending Value, as follows:

•

If there is only one calculation day in the Maturity Valuation Period and a Market Disruption Event occurs on that day, the Ending Value will be the closing value of the Market Measure on the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing to occur; provided that the Ending Value of the Market Measure will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that schedule trading day.

•	If there is more than one calculation day in the Maturity Valuation Period:

•

the closing value of the Market Measure for the applicable non-calculation day will be deemed to be the closing value of the Market Measure for the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing value of the Market Measure for the next calculation day will also be deemed to be the closing value for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period. If no further calculation days occur after a non-calculation day, then the closing value of the Market Measure for such non-calculation day, and each following non-calculation day during the Maturity Valuation Period will be determined (or, if not determinable, estimated) by the calculation agent on the last scheduled calculation day in the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day, in a manner which the calculation agent considers commercially reasonable under the circumstances; or

•

if every scheduled calculation day during the Maturity Valuation Period is a non-calculation day, then the Ending Value will equal the closing value of the Market Measure determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

As to any Underlying Stock, a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(1)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, of the shares of that Underlying Stock (or the successor to that Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(2)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of that Underlying Stock (or successor to that Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the shares of that Underlying Stock; or

(3)	the determination that the scheduled calculation day is not a trading day by reason of an event, occurrence, declaration, or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:

(i)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(ii)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Underlying Stock, or any successor underlying stock, will not constitute a Market Disruption Event;

(iii)	a suspension in trading in a futures or options contract on the shares of the Underlying Stock (or successor to that Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to that Underlying Stock;

(iv)	subject to paragraph (iii) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(v)	for the purpose of clause (1) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

As to each Underlying Stock, the calculation agent, in its sole discretion, may adjust the Price Multiplier and any other terms of the LIRNs, and hence the Ending Value, if an event described below occurs after the pricing date and on or before the applicable calculation day and the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying Stock or the successor to the Underlying Stock. The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward.

No adjustments to the Price Multiplier will be required unless the Price Multiplier adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier and that is not applied at the time of the occurrence of the event that requires an adjustment may be taken into account and aggregated at the time of any subsequent adjustment that would require a change of the Price Multiplier then in effect. The required adjustments specified below do not cover all events that could affect the price of an Underlying Stock.

No adjustments to the Price Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Price Multiplier or any other terms of the LIRNs to reflect changes occurring in relation to the Underlying Stock or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to any Price Multiplier and any other terms of the LIRNs and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments will be made for certain other events, such as offerings of common equity securities by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Company.

Following the occurrence of an event that results in adjustment to the Price Multiplier or any of the other terms of the LIRNs, the calculation agent may (but is not required to) provide holders of the LIRNs with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of the LIRNs, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier, and hence the Ending Value, as a result of certain events related to the Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If the Underlying Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares which a holder of one share of the Underlying Stock before the effective date of such stock split or reverse stock split would have owned immediately following the applicable effective date.

Stock Dividends. If the Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of the Underlying Stock) that is given ratably to all holders of record of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares of Underlying Stock which a holder of one share of Underlying Stock before the date the dividend became effective and the Underlying Stock traded ex-dividend would have owned immediately following that date;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

Extraordinary Dividends. There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs with respect to the Underlying Stock, the Price Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Underlying Stock will equal:

•

in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share of Underlying Stock; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If the Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder’s rights plan or arrangement, then the Price Multiplier will be adjusted on the business day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right, or, if the warrants or rights are not traded on a registered national securities exchange, will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Anti-Dilution Adjustments to Underlying Stocks that Are ADRs

If an Underlying Stock is an ADR, for purpose of the anti-dilution adjustments set forth above, the calculation agent will consider the effect of any of the relevant events on the Underlying Stock. For example, if a holder of the Underlying Stock receives an extraordinary dividend, the provisions described above would apply to the Underlying Stock. On the other hand, if a spin-off occurs, and the Underlying Stock represents both the spun-off security as well as the existing Underlying Stock, the calculation agent may determine not to effect the anti-dilution adjustments set forth above. More particularly, the calculation agent may determine not to make an adjustment (1) if holders of the Underlying Stock are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above or (2) to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying Stock, so that the market price of the Underlying Stock would not be affected by the corporate event in question.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying Stock, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the

ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of the LIRNs as the calculation agent determines commercially reasonable to account for that event.

Reorganization Events

If after the pricing date and prior to the end of the Maturity Valuation Period as to any LIRNs:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of subsidiaries or affiliates of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)	there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)	the Underlying Company or any Successor Entity has been subject to a merger, combination, or consolidation and is the surviving entity, but the transaction results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such merger, combination, or consolidation) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or to the method of determining the Redemption Amount or any other terms of the LIRNs as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the LIRNs of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the LIRNs), which may, but need not, be determined by reference to the adjustment(s) made in respect of such

Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the LIRNs to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the LIRNs and as though the final calculation day of the Maturity Calculation Period were the fifth trading day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of LIRNs will be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the LIRNs, and as though the final calculation day of the Maturity Calculation Period were the fifth trading day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier or to other terms of the LIRNs, including the method of determining the Redemption Amount payable on the LIRNs described in this section, but may instead make adjustments in its discretion to the Price Multiplier or any other terms of the LIRNs that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying Stock or any successor common stock. We will provide notice of that election to the trustee not more than two trading days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Underlying Stock and will describe in that notice the actual adjustment made to the Price Multiplier or to other terms of the LIRNs, including the method of determining the Redemption Amount payable on the LIRNs. For the avoidance of doubt, any delay in furnishing that notice will not impact the validity of the calculation agent’s determination.

Delisting of ADRs or Termination of ADR Facility

If an Underlying Stock is an ADR, which is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the Underlying Stock will be deemed to be the Underlying Company’s common shares instead of the ADRs, and the calculation agent will determine the price of the Underlying Stock by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of the LIRNs as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Underlying Stocks

Any information regarding an Underlying Stock or the related Underlying Company will be derived from publicly available documents. Any Underlying Stock will be registered under the Exchange Act. Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov. We make no representation or warranty as to the accuracy or completeness of any of the information or reports of an Underlying Company.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor any of our subsidiaries or affiliates makes any representation to any purchaser of LIRNs as to the performance of the Underlying Stock.

Although we or our affiliates may from time to time hold securities issued by the Underlying Company, including shares of the Underlying Stock, we will not control the Underlying Company. No Underlying Company will have any obligations with respect to LIRNs. This product supplement and any applicable term sheet relates only to LIRNs and does not relate to the Underlying Stock or other securities of the Underlying Company. All disclosures contained in any applicable term sheet regarding the Underlying Stock and the Underlying Company will be derived from the publicly available documents described above. Neither we nor any of the selling agents have or will participate in the preparation of the publicly available documents described above. Neither we nor any of the selling agents have made or will make any due diligence inquiry with respect to any Underlying Company in connection with the offering of LIRNs. Neither we nor any of the selling agents make any representation that the publicly available documents or any other publicly available information regarding any Underlying Company are or will be accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of the applicable term sheet, including events that would affect the accuracy or completeness of the publicly available documents described above, and that would affect the market price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Underlying Company could affect the value of the Underlying Stock and therefore could affect the Redemption Amount. Neither we nor any of our subsidiaries or affiliates makes any representation to any purchaser of LIRNs as to the performance of any Underlying Stock.

We or our subsidiaries or affiliates may presently or from time to time engage in business, directly or indirectly, with an Underlying Company, including extending loans to, or making equity investments in, an Underlying Company or providing investment banking or advisory services to an Underlying Company, including merger and acquisition advisory services. In the course of that business, we or our subsidiaries or affiliates may acquire non-public information with respect to an Underlying Company. In addition, one or more of our affiliates may publish research reports with respect to an Underlying Company.

You should undertake an independent investigation of each Underlying Company as in your judgment is appropriate to make an informed decision with respect to an investment in LIRNs.

Basket Market Measures

If the LIRNs are linked to a Basket, the Basket Stocks will be set forth in the applicable term sheet. We will assign each Basket Stock an Initial Component Weight so that each Basket Stock represents a percentage of the Starting Value of the Basket on the applicable pricing date. We may assign the Basket Stocks equal Initial Component Weights, or we may assign the Basket Stocks unequal Initial Component Weights. The Initial Component Weight for each Basket Stock will be set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Stock

We will set a fixed factor (the “Component Ratio”) for each Basket Stock, based upon the weighting of that Basket Stock. The Component Ratio for each Basket Stock will be calculated on the pricing date and will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Stock, multiplied by 100; divided by

•	the Closing Market Price or volume weighted average price of that Basket Stock on the pricing date, as specified in the applicable term sheet (the “Initial Value”).

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Stock in the event that Basket Stock is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Stock had those material changes or modifications not been made.

Unless otherwise set forth in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Stock, the calculation agent will establish the closing value of that Basket Component on the pricing date (the “Basket Stock Closing Value”), and thus its Component Ratio, based on the closing level of that Basket Stock on the first trading day following the pricing date on which no Market Disruption Event occurs with respect to that Basket Stock. In the event that a Market Disruption Event occurs with respect to that Basket Stock on the pricing date and on each day to and including the second scheduled trading day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled trading day following the pricing date) will estimate the Basket Stock Closing Value, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable under the circumstances. The final term sheet will set forth the Basket Stock Closing Value, a brief statement of the facts relating to the establishment of the Basket Stock Closing Value (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Stock, “Market Disruption Event” shall have the meaning set forth above in “—Market Disruption Events.”

Computation of the Basket

The calculation agent will calculate the closing value of the Basket on any calculation day by summing the products of the Closing Market Price for each Basket Stock and its Price Multiplier on that calculation day and the Component Ratio applicable to each Basket Stock. The value of the Basket will vary based on the increase or decrease in the value of each Basket Stock. Any increase in the value of a Basket Stock (assuming no change in the value of the other Basket Stock or Basket Stocks) will result in an increase in the value of the Basket. Conversely, any decrease in the value of a Basket Stock (assuming no change in the value of the other Basket Stock or Basket Stocks) will result in a decrease in the value of the Basket.

Unless otherwise set forth in the applicable term sheet, if, for any Basket Stock (an “Affected Basket Stock”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing price of the Basket Stock for such non-calculation day, and as a result, the Ending Value, as follows:

•	The closing price of each Basket Stock that is not an Affected Basket Stock will be its closing price on that non-calculation day.

•

If there is only one calculation day in the Maturity Valuation Period, the closing price of each Basket Stock that is an Affected Basket Stock for the applicable non-calculation day will be deemed to be the closing price of the Basket Stock on the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing to occur; provided that the Ending Value of the Market Measure will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that schedule trading day; or

•	If there are more than one calculation day in the Maturity Valuation Period:

•

the closing price of each Basket Stock that is an Affected Basket Stock for the applicable non-calculation day will be deemed to be the closing price of the Basket Stock for the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing price of the Basket Stock for the next calculation day will also be deemed to be the closing price for the Basket Stock on the first and second scheduled calculation days during the Maturity Valuation Period. If no further calculation days occur after a non-calculation day, then the closing price of the Basket Stock for such non-calculation day, and each following non-calculation day during the Maturity Valuation Period will be determined (or, if not determinable, estimated) by the calculation agent on the last scheduled calculation day in the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day, in a manner which the calculation agent considers commercially reasonable under the circumstances; or

If the Maturity Valuation Period is longer than one day and every scheduled calculation day during the Maturity Valuation Period is a non-calculation day, then the closing price of the Affected Basket Stock will equal the closing price of the Basket Stock determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example 1: The hypothetical Basket Stocks are Stock ABC and Stock XYZ, each weighted equally on a hypothetical pricing date:

Basket Stock	Initial Component Weighting	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Stock ABC	50.00%	50.00	1.00000000	50.00

Stock XYZ	50.00%	12.00	4.16666667	50.00

Starting Value				100.00

Example 2: The hypothetical Basket Stocks are Stock ABC, Stock XYZ, and Stock RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Stock	Initial Component Weighting	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Stock ABC	50.00%	50.00	1.00000000	50.00

Stock XYZ	25.00%	24.00	1.04166667	25.00

Stock RST	25.00%	10.00	2.50000000	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing value of each Basket Stock on the hypothetical pricing date.

(2)	The hypothetical Component Ratio equals the Initial Component Weight (expressed as a percentage) of the Basket Stock multiplied by 100, and then divided by the closing value of that Basket Stock on the hypothetical pricing date, with the result rounded to eight decimal places.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding LIRNs as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Price Multiplier, the Closing Market Price, the Redemption Amount, any Market Disruption Events, a successor Market Measure, business days, trading days, calculation days, and non-calculation days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint MLPF&S or one of our other affiliates as the calculation agent for each series of LIRNs. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

LIRNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of LIRNs in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the LIRNs are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the Senior Indenture, with respect to any series of LIRNs occurs and is continuing, the amount payable to a holder of LIRNs upon any acceleration permitted under the Senior Indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the LIRNs matured on the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited, under the United States Bankruptcy Code, to the Original Offering Price of your LIRNs. In case of a default in payment of LIRNs, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates, including MLPF&S, may act as our selling agents for any offering of the LIRNs. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-14 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of LIRNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase LIRNs.

None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase the LIRNs. You should make your own investment decision regarding LIRNs after consulting with your legal, tax, and other advisors.

MLPF&S and any of our other affiliates and subsidiaries may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in a market-making transaction for any LIRNs after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of LIRNs is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion supplements the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with LIRNs are different than those described below, they will be described in the applicable term sheet.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase LIRNs upon original issuance and will hold LIRNs as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of LIRNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of LIRNs, we intend to treat LIRNs for all tax purposes as single financial contracts with respect to the Underlying Stock and under the terms of LIRNs, we and every investor in LIRNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat LIRNs in accordance with such characterization. This discussion assumes that LIRNs constitute single financial contracts with respect to the Underlying Stock for U.S. federal income tax purposes. If LIRNs did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of LIRNs is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of LIRNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in LIRNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this product supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in LIRNs, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in LIRNs.

We will not attempt to ascertain whether the issuer of any Underlying Stock would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property interest, within the meaning of Section 897(c)(1) of the Code. If the issuer of any Underlying Stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of LIRNs. You should refer to information filed with the SEC by the issuer of any Underlying Stock and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying Stock is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale or exchange of LIRNs prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in LIRNs. A U.S. Holder’s tax basis in LIRNs will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the LIRNs for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of LIRNs, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in LIRNs. In particular, if LIRNs have a term that exceeds one year, the IRS could seek to subject LIRNs to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on LIRNs would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale or exchange, of LIRNs generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter. If LIRNs have a term of one year or less, a U.S. holder who uses the accrual method of accounting generally should be required to accrue any original issue discount on an LIRN on a straight-line basis. At maturity, or upon a sale or exchange, a U.S. holder using either a cash or accrual method of accounting generally should recognize taxable gain (all or a portion of which may be treated as ordinary income) or loss in an amount equal to the difference between the amount realized and such holder’s tax basis in LIRNs.

The IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as LIRNs. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as LIRNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of LIRNs, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of LIRNs.

Because of the absence of authority regarding the appropriate tax characterization of LIRNs, it is also possible that the IRS could seek to characterize LIRNs in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon sale or exchange of LIRNs should be treated as ordinary gain or loss.

Non-U.S. Holders

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax for amounts paid in respect of LIRNs, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of LIRNs or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale or exchange and certain other conditions are satisfied.

If a Non-U.S. Holder of LIRNs is engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, sale or exchange of LIRNs, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of LIRNs. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under proposed Treasury regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for (extraordinary) dividends, with respect to equity-linked instruments, including LIRNs, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on LIRNs on or after January 1, 2013 that are treated as dividend equivalents. In that case, we would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of LIRNs in order to minimize or avoid U.S. withholding taxes.

As discussed above, alternative characterizations of LIRNs for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to LIRNs to become subject to withholding tax, we will withhold tax at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as LIRNs should be subject to withholding tax. Prospective Non-U.S. Holders of LIRNs should consult their own tax advisors in this regard.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, LIRNs are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in LIRNs.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on LIRNs.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LIRNs. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LIRNs are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the LIRNs are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the LIRNs. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, LIRNs may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of LIRNs will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LIRNs that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such LIRNs on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the LIRNs on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the LIRNs, (y) neither we, MLPF&S, or any other placement agent, nor any of their affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of LIRNs have exclusive responsibility for ensuring that their purchase, holding, and disposition of LIRNs do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing LIRNs on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.